Exhibit 99.1

PROLOGIS AND FUNDS COMPLETE MERGER WITH KEYSTONE PROPERTY TRUST FOR TOTAL
CONSIDERATION OF $1.7 BILLION

Transaction Enhances ProLogis’ Position in Key Markets; Increases Assets Under
Management in ProLogis Property Funds by Over $1.8 Billion to $8.3 Billion

DENVER — August 4, 2004 — ProLogis (NYSE: PLD), a leading global provider of distribution facilities and services, today announced the completion of the merger of Keystone Property Trust (NYSE: KTR) with a partnership indirectly owned by ProLogis and certain affiliates of investment funds managed by Eaton Vance Management (the “Fund Affiliates”) for $23.80 per share, or total consideration of $1.7 billion including assumed liabilities, expenses and transaction costs. Eaton Vance Management is an affiliate of Eaton Vance Corp., a Boston-based investment firm with over $88 billion of assets under management as of June 30, 2004. The merger further strengthens ProLogis’ position as the largest public, U.S.-based, global provider of distribution facilities and services, bringing its total distribution facilities operating and under development to over 286 million square feet in 71 markets in 14 countries.

In connection with the merger, ProLogis and the Fund Affiliates formed five separate funds that acquired 22.5 million square feet of industrial properties, the bulk of Keystone’s portfolio, valued at $1.4 billion. The Fund Affiliates own 80% and ProLogis owns 20% of each of these funds. Additionally, ProLogis purchased the remaining assets owned by Keystone and Keystone’s joint venture interests for approximately $300 million. Together these entities add 10.8 million square feet to properties under management.

Growing Position in Key Logistics Markets

K. Dane Brooksher, chairman and chief executive officer of ProLogis, said, “With the closing of this transaction, ProLogis’ portfolio of properties under management and development now exceeds $14 billion. The addition of Keystone’s portfolio enhances our ability to serve our customers by increasing the number of high-quality, low-finish, bulk distribution facilities available in four of North America’s key logistics markets — New Jersey, Eastern Pennsylvania, Indianapolis and the Miami airport market.”

Morgan Stanley and Citigroup Global Markets Inc. acted as financial advisors for the Fund Affiliates and ProLogis. Mayer, Brown, Rowe & Maw LLP and Goulston & Storrs, P.C. acted as legal advisors for ProLogis and the Fund Affiliates, respectively.

About ProLogis

ProLogis is a leading provider of distribution facilities and services with 286.4 million square feet (26.6 million square meters) in 1,948 distribution facilities owned, managed and under development in 71 markets in North America, Europe and Asia. ProLogis continues to expand the industry’s first and largest global network of distribution facilities with the objective of building shareholder value. The company expects to achieve this through the ProLogis Operating System® and its commitment to be ‘The Global Distribution Solution’ for its customers, providing exceptional facilities and services to meet their expansion and reconfiguration needs.

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Investor Relations: Kaplan, Inc.	Melissa Marsden ProLogis (303) 576-2622 mmarsden@prologis.com	Media Contact:	Suzanne Dawson Linden, Alschuler & (212) 329-1420 sdawson@lakpr.com